UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2015

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2015, James L. Irish III, age 70, the lead independent director and chairman of the Audit Committee of the board of directors (the “Board”) of Halcón Resources Corporation, a Delaware corporation (the “Company”), notified the Board that, due to personal reasons, he was resigning from the Board effective January 8, 2015 and would not stand for re-election. On January 13, 2015, Stephen P. Smiley, age 65, notified the Company of his desire, also due to personal reasons, to resign from the Board effective January 31, 2015.  The Company thanks Messrs. Irish and Smiley for the diligent fulfillment of their duties on the Board. Both Mr. Irish and Mr. Smiley indicated in their resignation letters that their decision to resign and desire not to stand for re-election were solely due to personal reasons and were not due to a disagreement with the Company or any of its subsidiaries on any matters related to their operations, policies or practices. A copy of Mr. Irish’s resignation letter is furnished as Exhibit 99.1 to this Current Report on Form 8-K. A copy of Mr. Smiley’s resignation letter is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The Board has not decided whether to fill the vacant directors’ seats at this time, nor has it selected a lead independent director or chairman of the Audit Committee to succeed Mr. Irish.  The Company expects that an additional director will be named to the Audit Committee and its chairman selected before Mr. Smiley’s resignation becomes effective.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Letter, dated January 8, 2015, from James L. Irish III to the Board of Directors.

99.2	Letter, dated January 13, 2015, from Stephen P. Smiley to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

January 14, 2015	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer